EXHIBIT 99.1

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                          ADVANCED NUTRACEUTICALS, INC.
                                 SYMBOL: ANII.OB
                                Exchange: OTC BB

                        CORPORATE OVERVIEW AND HIGHLIGHTS
                                   April 2004

Advanced Nutraceuticals, Inc. ("ANII"), is a nutraceutical manufacturer focused in the $30+ billion heath and wellness industry through its wholly owned operating subsidiary, Bactolac Pharmaceutical, Inc. (www.bactolac.com). Bactolac is a growing high quality manufacturer of vitamins and supplements.

     o Management of the company recently completed the sale of its losing operations to focus its efforts entirely in the vitamin and supplement industry.

     o ANII's continuing operations enjoy strong financial performance. In the Form 8-K filed with the SEC on April 2, 2004, ANII reported pro forma sales of $ 12.8 million for the year ended September 30, 2003. Corresponding EDITDA was in excess of $2.3 million ($.47 per share).

     o The Company's revenues in the first quarter of FY 2004 were up over 32% from the first quarter of FY 2003. First quarter FY 2004 pro forma net income from continuing operations was $604,000 ($.12 per share)

     o ANII's remaining subsidiary Bactolac, has experienced solid and consistent growth since its inception in 1995, with sales increasing by 65% over the past five years.

     o ANII has sufficient expansion capacity at its existing plant to grow sales to over $25 million.

     o ANII has a diverse customer base and sales and profits continue to grow organically.

     o ANII has a proven management team to meet the challenges to continue to grow its business.



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           Capital Structure Highlights                              ANII
-----------------------------------------------------            -------------
Total shares outstanding                                             4,992,789
Share price at 4/14/04                                           $        1.90
Total market capitalization                                      $   9,486,000
Price range - 52 week low/high                                     $0.35-$2.75
Proforma EPS 9/30/03 (Continuing operations)                     $        0.39
Price to pro forma earnings(PE)                                            4.9
Shareholders of record                                                   1,660



Operating Highlights (Pro Forma Continuing Operations)
------------------------------------------------------
                                            FYE                            Q1 Ended
                                      September 30, 2003               December 31, 2003
                                ---------------------------       -------------------------
                                  Amount         Per Share           Amount      Per Share
                                ---------------------------       -------------------------
Sales                           $ 12,794,000     $    2.56        $ 4,075,000    $    0.82
EDITDA                             2,368,000            --            723,000           --
Net Income                         1,936,000          0.39            604,000         0.12
Assets                                                             15,547,000         3.11
Stockholders' Equity                                               11,286,000         2.26


Note: The above share and per share amounts are prior to any dilutive impact from potential exercises of approximately 1,350,000 outstanding options and warrants which have an average exercise price of approximately $1.30

The Company is a contract manufacturer of vitamins and nutritional supplements that is successfully managed by its founder, Dr. Pailla M. Reddy. To support its growth and its customer service capabilities the Company operates out of a modern 37,500 square foot GMP facility located in Hauppauge, NY. Investments over the last three years, exceeding $1,000,000, in state-of-the-art lab equipment, high speed manufacturing equipment, tablet coating machines and flexible packaging equipment have greatly enhanced the Company's manufacturing capability. The Company is able to provide complete turnkey services from product formulation and development to final product coating and packaging.

The Company creates and produces unique formulas for a variety of uses, including weight loss, antioxidants, sports nutrition, energy products, stress relief formulas, relaxation formulas, life extension formulas, immune enhancement, cholesterol products, liver, heart and brain products and numerous herbal remedies and has manufactured over 1,000 formulations. The Company continues to focus on ever-increasing standards of quality. The Company's "In-Process Quality Control" (IPQC) ensures compliance with product specification at all stages of the manufacturing process. Cost efficient manufacturing, excellent service, and on time delivery are cornerstones of the Company's business strategy.

                  For additional information, please, contact:

                         Greg Pusey - CEO (303) 722-4008
                       Jeff McGonegal - CFO (303) 475-3786

                         WWW.ADVANCEDNUTRACEUTICALS.COM
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This document includes "forward looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical fact, that address activities, events or developments that the Company believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors ANII believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of ANII. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including adverse changes in market conditions, fluctuations in sales volumes and problems in collecting receivables. Furthermore, ANII does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this document should also be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.



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